Exhibit (k)(10)

March   , 2012

Tennenbaum Capital Partners, LLC
2951 28th Street, Suite 1000
Santa Monica, California 90405

Re:	Repayment of Half of Sales Load by
Tennenbaum Capital Partners, LLC (the “Adviser”)

Gentlemen:

In connection with TCP Capital Corp.’s (“TCPC”) agreement to sell shares of common stock to the underwriters in connection with the initial public offering (the “IPO”) of TCPC at a price equal to 5.0% less than the public offering price by the underwriters, the Adviser hereby agree to pay half (50%) of such discount amount to TCPC at the time of, and contingent upon occurrence of, closing of the IPO.

This letter agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this letter agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

This letter agreement may not be modified, waived, discharged, or terminated orally, but only by an instrument in writing signed by the parties hereto.

Your signature below shall signify your agreement with the foregoing. Please sign two copies of this Agreement, retaining one for your files and returning the other copy to TCP Capital Corp.

Very truly yours,

TCP CAPITAL CORP.

By:
Name:
Title:

Duly executed and agreed on March , 2012.

TENNENBAUM CAPITAL PARTNERS, LLC

By:
Name:
Title:

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